Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
February 3, 2022	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
    WESTERVILLE, Ohio, February 3 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s fiscal second quarter ended December 31, 2021.
Summary
•Consolidated net sales increased 14.2% to a second quarter record $428.4 million versus $375.0 million last year. Retail net sales grew 10.1% to $245.1 million while Foodservice net sales advanced 20.3% to $183.3 million.
•Consolidated gross profit declined $10.2 million to $96.6 million.
•Consolidated operating income decreased $13.3 million to $45.3 million.
•Net income was $1.25 per diluted share versus $1.62 per diluted share last year.
CEO David A. Ciesinski commented, “We were pleased to report another quarter of record sales with double-digit growth in both our Retail and Foodservice segments. Retail net sales growth was fueled by Chick-fil-A® sauces and Buffalo Wild Wings® sauces, both of which are sold under exclusive licensing agreements; increased demand for our Sister Schubert’s® frozen dinner rolls; and pricing across the segment. Growth in our Foodservice segment was driven by strong demand from quick-service restaurant customers, a rebound in demand for our branded products and inflationary pricing.”
“During the quarter we experienced unprecedented commodity, wage, and freight cost inflation. In addition, we endured a wide array of supply chain disruptions, logistics challenges, and other difficulties posed by the impacts of COVID-19. We made significant investments in labor and warehousing to strengthen and improve our customer service levels in support of our strong revenue growth.”
“While both the Retail and Foodservice segments implemented pricing actions, which nearly offset the increased commodity and freight rates in the quarter, the decline in gross profit reflects a tremendously challenging operating environment.”
“I am very grateful for the ongoing efforts of our entire team here at Lancaster Colony as we continue to navigate through these significant headwinds while maintaining the health, safety and welfare of our employees; continuing to play our role in the country’s vital food supply chain; and preparing our business for the future.”

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“Looking ahead to our fiscal third quarter, we expect Chick-fil-A® sauces and Buffalo Wild Wings® sauces to remain a growth driver for our Retail segment sales. In Foodservice, we expect sales to benefit from increased demand from select national chain restaurant accounts and continued growth for our branded products. We expect sales in both segments to benefit from pricing actions as well. We anticipate the unfavorable impacts of higher input costs, increased freight and warehousing costs, elevated expenditures attributed to the enduring supply chain challenges, and higher labor costs will remain a headwind to our financial results in the coming quarter. The inflationary pricing along with our ongoing cost savings programs and net price realization efforts will help to partially offset these higher costs.”
“While in the near-term we work to overcome the obstacles of the current supply chain environment, longer-term our business remains well-positioned with category-leading Retail brands, a rapidly growing and consumer-relevant Retail licensing program, and a Foodservice business that supplies many of the leading and fastest-growing national chain restaurants in the U.S. When combined with our investments in capacity and infrastructure, we have a strong and unique platform from which to deliver profitable growth in the years ahead.”
Second Quarter Results
Consolidated net sales increased 14.2% to a second quarter record $428.4 million versus $375.0 million last year. Retail segment net sales grew 10.1% to $245.1 million, including the favorable impact of inflationary pricing. Retail segment sales volume, measured in pounds shipped, increased 4%. Continued strong demand for products in our licensing program, most notably Chick-fil-A® sauces and Buffalo Wild Wings® sauces, in addition to increased demand for our Sister Schubert’s® frozen dinner rolls, contributed to the Retail sales gains. In the Foodservice segment, net sales improved 20.3% to $183.3 million. Foodservice sales volume, measured in pounds shipped, increased 7%. Beyond the inflationary pricing, Foodservice sales gains were led by increased demand from certain quick-service restaurant and pizza chain customers in our mix of national chain restaurant accounts along with a solid recovery for our branded products as demand for those products in the prior-year quarter was markedly constrained by the impacts of COVID-19.
Consolidated gross profit declined $10.2 million to $96.6 million driven by the unfavorable impacts of significantly higher commodity and packaging costs; increased costs to service the shifting demands of our business; incremental expenditures attributed to our increased reliance upon co-manufacturers to help satisfy growing demand; higher freight and warehousing costs; increased labor costs; ingredient and packaging supply shortages; and a less favorable sales mix. Inflationary pricing and our ongoing cost savings programs helped to partially offset these unfavorable impacts.
SG&A expenses increased $3.3 million to $51.5 million which reflects a higher level of investments to support the continued growth of our business. These investments include a supply chain optimization study, higher brokerage costs attributed to the strong top-line performance, a modest resumption of consumer spending and IT infrastructure improvements. Expenditures for Project Ascent, our ERP initiative, totaled $8.6 million in the current-year quarter versus $8.5 million last year.

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The change in contingent consideration reflects the favorable impact of a $2.2 million non-cash reduction to the fair value of the contingent consideration for Bantam Bagels due to a downward revision to the forecasted sales and profitability of that business. This change in projected performance also resulted in an impairment charge of $0.9 million for an intangible asset of the Bantam Bagels business.
The $1.9 million in restructuring and impairment charges in the current-year quarter also include $1.0 million in charges resulting from our decision to close our frozen garlic bread facility in Baldwin Park, California in support of our ongoing efforts to better optimize our manufacturing network. Production at the facility ceased in January 2022, and the Mamma Bella® brand frozen garlic bread product line was discontinued based on its small size and low profitability.
Consolidated operating income decreased $13.3 million to $45.3 million. Although inflationary pricing served to nearly offset significant commodity cost inflation and increased freight rates, operating income declined due to the higher costs to produce our products and service our customers in the current environment as detailed above along with the increase in SG&A expenses.
Net income decreased $10.3 million to $34.4 million, or $1.25 per diluted share, versus $1.62 per diluted share last year. Expenditures for Project Ascent reduced net income by $6.5 million, or $0.24 per diluted share, in the current-year quarter compared to $6.5 million, or $0.23 per diluted share, in the prior-year quarter. The adjustment to the contingent consideration for Bantam Bagels increased net income by $1.7 million, or $0.06 per diluted share, and the restructuring and impairment charges reduced net income by $1.5 million, or $0.05 per diluted share.
Fiscal Year-to-Date Results
For the six months ended December 31, 2021, net sales increased 13.3% to $820.5 million compared to $724.3 million a year ago. Net income for the six-month period totaled $65.0 million, or $2.36 per diluted share, versus the prior-year amount of $81.7 million, or $2.96 per diluted share. In the current-year period, spend for Project Ascent decreased net income by $13.7 million, or $0.50 per diluted share, the change in contingent consideration for Bantam Bagels increased net income by $1.7 million, or $0.06 per diluted share, and restructuring and impairment charges reduced net income by $1.5 million, or $0.05 per diluted share. In the prior-year period, spend for Project Ascent decreased net income by $12.8 million, or $0.46 per diluted share, an adjustment to the contingent consideration for Bantam Bagels increased net income by $4.3 million, or $0.16 per diluted share, and an impairment charge for certain intangible assets of the Bantam Bagels business reduced net income by $0.9 million, or $0.03 per diluted share.
Conference Call on the Web
    The company’s second quarter conference call is scheduled for this morning, February 3, at 10:00 a.m. ET. Access to a live webcast of the call is available through a link on the company’s Internet home page at www.lancastercolony.com. A replay of the webcast will also be made available on the company’s website.

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About the Company
    Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice channels.
Forward-Looking Statements
    We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control and could be amplified by the COVID-19 pandemic, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:
•significant shifts in consumer demand and disruptions to our employees, communities, customers, supply chains, production planning, operations, and production processes resulting from the impacts of COVID-19 and other epidemics, pandemics or similar widespread public health concerns and disease outbreaks;
•fluctuations in the cost and availability of ingredients and packaging;
•inflationary pressures resulting in higher input costs;
•capacity constraints that may affect our ability to meet demand or may increase our costs;
•dependence on contract manufacturers, distributors and freight transporters, including their operational capacity and financial strength in continuing to support our business;
•adequate supply of labor for our manufacturing facilities;
•efficiencies in plant operations;
•the reaction of customers or consumers to price increases we may implement;
•cyber-security incidents, information technology disruptions, and data breaches;
•complexities related to the design and implementation of our new enterprise resource planning system;
•stability of labor relations;
•adverse changes in freight, energy or other costs of producing, distributing or transporting our products;
•the potential for loss of larger programs, including licensing agreements, or key customer relationships;
•changes in demand for our products, which may result from loss of brand reputation or customer goodwill;
•price and product competition;
•the possible occurrence of product recalls or other defective or mislabeled product costs;
•the success and cost of new product development efforts;
•the lack of market acceptance of new products;
•the impact of customer store brands on our branded retail volumes;
•the extent to which recent and future business acquisitions are completed and acceptably integrated;
•the ability to successfully grow recently acquired businesses;
•dependence on key personnel and changes in key personnel;
•the effect of consolidation of customers within key market channels;
•maintenance of competitive position with respect to other manufacturers;
•changes in estimates in critical accounting judgments;
•the impact of any regulatory matters affecting our food business, including any required labeling changes and their impact on consumer demand;
•the outcome of any litigation or arbitration;
•the impact of fluctuations in our pension plan asset values on funding levels, contributions required and benefit costs; and
•risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

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Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Dale N. Ganobsik
Vice President, Corporate Finance and Investor Relations
Lancaster Colony Corporation
Phone: 614/224-7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Net sales	$428,427	$375,015	$820,483	$724,252
Cost of sales	331,825	268,170	631,514	524,753
Gross profit	96,602	106,845	188,969	199,499
Selling, general & administrative expenses	51,538	48,247	103,394	96,445
Change in contingent consideration	(2,170)	—	(2,170)	(5,687)
Restructuring and impairment charges	1,928	—	1,928	1,195
Operating income	45,306	58,598	85,817	107,546
Other, net	111	(27)	131	(23)
Income before income taxes	45,417	58,571	85,948	107,523
Taxes based on income	11,047	13,941	20,923	25,814
Net income	$34,370	$44,630	$65,025	$81,709

Net income per common share: (a)
Basic	$1.25	$1.62	$2.36	$2.97
Diluted	$1.25	$1.62	$2.36	$2.96

Cash dividends per common share	$0.80	$0.75	$1.55	$1.45

Weighted average common shares outstanding:
Basic	27,443	27,479	27,451	27,470
Diluted	27,464	27,518	27,490	27,507

(a)        Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
NET SALES
Retail	$245,085	$222,570	$468,974	$416,295
Foodservice	183,342	152,445	351,509	307,957
Total Net Sales	$428,427	$375,015	$820,483	$724,252

OPERATING INCOME
Retail	$49,606	$60,720	$97,784	$103,378
Foodservice	18,309	18,336	34,134	45,757
Nonallocated Restructuring and Impairment Charges	(1,026)	—	(1,026)	—
Corporate Expenses	(21,583)	(20,458)	(45,075)	(41,589)
Total Operating Income	$45,306	$58,598	$85,817	$107,546

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	December 31, 2021	June 30, 2021
ASSETS
Current assets:
Cash and equivalents	$114,011	$188,055
Receivables	104,769	97,897
Inventories	155,165	121,875
Other current assets	15,462	15,654
Total current assets	389,407	423,481
Net property, plant and equipment	421,740	364,622
Other assets	309,050	313,182
Total assets	$1,120,197	$1,101,285

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$127,771	$110,338
Accrued liabilities	45,061	63,585
Total current liabilities	172,832	173,923
Noncurrent liabilities and deferred income taxes	82,356	84,215
Shareholders’ equity	865,009	843,147
Total liabilities and shareholders’ equity	$1,120,197	$1,101,285
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